SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant  |X|

Filed by a Party other than the Registrant  |_|

Check the appropriate box:

|_|   Preliminary Proxy Statement
|_|   Confidential, for Use of the Commission Only
        (as permitted by Rule 14a-6(e)(2))
|X|   Definitive Proxy Statement
|_|   Definitive Additional Materials
|_|   Soliciting   Material   Pursuant  to  Section   240.14a-11(c)  or  Section
      240.14a-12

                          EUROPEAN MICRO HOLDINGS, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

|X|   No fee required.
|_|   Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

      (1) Title of each class of securities to which transaction applies:

      (2) Aggregate number of securities to which transaction applies:

      (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

      (4) Proposed maximum aggregate value of transaction:

      (5) Total fee paid:


|_|   Fee paid previously with preliminary materials.

|_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      (1)   Amount Previously Paid:
      (2)   Form, Schedule or Registration Statement No.:
      (3)   Filing Party:
      (4)   Date Filed:

                          EUROPEAN MICRO HOLDINGS, INC.
                        6073 N.W. 167TH STREET, UNIT C-25
                              MIAMI, FLORIDA 33015



Dear Stockholder:

      You are cordially invited to attend the 1999 Annual Meeting of Stockholders of European Micro Holdings, Inc. The annual meeting will be held on Monday, November 15, 1999 at 2:00 p.m., local time, at the Hyatt Regency Miami, 400 S.E. Second Avenue, Miami, Florida 33131.

      Your vote is important and I urge you to vote your shares by proxy, whether or not you plan to attend the meeting. After you read this proxy statement, please indicate on the proxy card the manner in which you want to have your shares voted. Then date, sign and mail the proxy card in the postage-paid envelope that is provided. If you sign and return your proxy card without indicating your choices, it will be understood that you wish to have your shares voted in accordance with the recommendations of the Company's Board of Directors.

      We hope to see you at the meeting.

                                        Sincerely,

                                        /s/ John B. Gallagher
                                        ----------------------
                                        John B. Gallagher,
                                        Co-Chairman and Co-President


October 29, 1999

                          EUROPEAN MICRO HOLDINGS, INC.
                        6073 N.W. 167TH STREET, UNIT C-25
                              MIAMI, FLORIDA 33015


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD NOVEMBER 15, 1999



      NOTICE IS HEREBY GIVEN that the 1999 Annual Meeting of Stockholders (the "ANNUAL MEETING") of European Micro Holdings, Inc. (the "COMPANY") will be held at the Hyatt Regency Miami, 400 S.E. Second Avenue, Miami, Florida 33131, on Monday, November 15, 1999 at 2:00 p.m., local time, for the following purposes, as more fully described in the attached Proxy Statement:

      1.    To elect two Class II directors, each for a term of three years; and

      2. To consider any other matters that may properly come before the Annual Meeting or any adjournment thereof.

      The Board of Directors has fixed the close of business on October 22, 1999 as the record date for determining the stockholders entitled to notice of and to vote at the Annual Meeting or at any adjournment thereof. A complete list of the stockholders entitled to vote at the Annual Meeting will be open for examination by any stockholder during ordinary business hours for a period of ten days prior to the Annual Meeting at the executive offices of the Company, 6073 N.W. 167th Street, Unit C-25, Miami, Florida 33015.

      You are cordially invited to attend the Annual Meeting in person. In order to ensure your representation at the meeting, however, please promptly complete, date, sign and return the enclosed proxy in the accompanying envelope. If you should decide to attend the Annual Meeting and vote your shares in person, you may revoke your proxy at that time.


                                        By Order of the Board of Directors,

                                        /s/ John B. Gallagher
                                        ---------------------
                                        John B. Gallagher,
                                        Co-Chairman and Co-President

October 29, 1999

                          EUROPEAN MICRO HOLDINGS, INC.
                        6073 N.W. 167TH STREET, UNIT C-25
                              MIAMI, FLORIDA 33015
                              ---------------------

                                 PROXY STATEMENT
                                OCTOBER 29, 1999
                            -------------------------

                    PROXY SOLICITATION AND VOTING INFORMATION

      The accompanying proxy is solicited by the Board of Directors of European Micro Holdings, Inc. (the "COMPANY") for use at the 1999 Annual Meeting of Stockholders (the "ANNUAL MEETING") to be held on Monday, November 15, 1999 at the Hyatt Regency Miami, 400 S.E. Second Avenue, Miami, Florida 33131, at 2:00 p.m., local time, and at any adjournment or postponement thereof. The proxies will be voted as specified if properly signed, received by the Secretary of the Company prior to the close of voting at the Annual Meeting, and not revoked. If no direction is given in the proxy, it will be voted "FOR" the election of the directors nominated by the Board of Directors. The Company has not received timely notice of any stockholder proposals for presentation at the Annual Meeting as required by Section 14a-4(c) of the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"). Therefore, with respect to any other item of business that may properly come before the Annual Meeting, the proxy holders have the right to and will vote in accordance with their judgment.

      A stockholder who has returned a proxy may revoke it at any time before it is voted at the Annual Meeting by delivering a revised proxy bearing a later date, by voting by ballot at the Annual Meeting, or by delivering a written notice withdrawing the proxy to the Secretary of the Company. This notice may be mailed to the Secretary at the address set forth above or may be given to the inspector of election at the Annual Meeting.

      This Proxy Statement, together with the accompanying proxy, is first being mailed to stockholders on or about October 29, 1999. The cost of this solicitation of proxies will be borne by the Company. In addition to soliciting proxies by mail, directors, officers and employees of the Company, without receiving additional compensation for these services, may solicit proxies by telephone, in person or by other means. Arrangements also will be made with brokerage firms and other custodians, nominees and fiduciaries to forward proxy soliciting material to the beneficial owners of common stock, par value $0.01 per share, of the Company ("COMMON STOCK") held of record by such persons and the Company will reimburse such brokerage firms, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in doing so. The cost of this proxy solicitation will consist primarily of printing, legal fees, and postage and handling.

      Holders of record of Common Stock at the close of business on October 22, 1999 (the "RECORD DATE") are entitled to vote at the Annual Meeting. On that date, 4,933,900 shares of Common Stock were outstanding. The presence, in person or by proxy, of stockholders holding at least a majority of the shares of stock entitled to be voted will constitute a quorum for the transaction of business at the Annual Meeting. Stockholders are entitled to cast one vote per share on each matter presented for consideration and action at the Annual Meeting.

      Approval of the proposals to be brought before the Annual Meeting, including the election of directors, will require the affirmative vote of at least a majority in voting interest of the stockholders present in person or by proxy at the Annual Meeting and entitled to vote thereon. Votes may be cast in favor of or withheld from the nominees for director. Abstentions may be specified as to any proposal brought before the Annual Meeting, other than the election of directors. An abstention will have the effect of a negative vote, but if a broker indicates that it does not have authority to vote certain shares (so-called "BROKER NON-VOTES"), those shares will not be considered present and entitled to vote with respect to that proposal and therefore will have no effect upon the outcome of the vote.

                  BOARD OF DIRECTORS AND ELECTION OF DIRECTORS

      The Board of Directors of the Company (the "BOARD OF DIRECTORS") consists of six members, divided into three classes. The terms of office of the three classes of directors (Class I, Class II and Class III) end in successive years. The terms of the Class II directors expire this year and their successors are to be elected at the Annual Meeting for a three-year term expiring in 2002. The terms of the Class I and Class III directors do not expire until 2001 and 2000, respectively.

      The Board of Directors has nominated Barnett Sutton and Kyle R. Saxon for election as Class II directors. The accompanying proxy will be voted for the election of these nominees, unless authority to vote for one or more nominees is withheld. In the event that any of the nominees is unable or unwilling to serve as a director for any reason (which is not anticipated), the proxy will be voted for the election of any substitute nominee designated by the Board of Directors. The nominees for directors have previously served as members of the Board of Directors of the Company.

                    RECOMMENDATION OF THE BOARD OF DIRECTORS

      THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE ELECTION OF EACH OF THE CLASS II NOMINEES.


            CLASS II DIRECTORS--PRESENT TERM EXPIRES IN 1999

      KYLE R. SAXON           Mr.  Saxon  has  been a  Director  of the  Company
        Age 48                since  January  1998.  He has also been a Director
                              of European Micro Plc since March 1998. He has been a shareholder and vice president with the law firm of Catlin, Saxon, Tuttle and Evans, P.A.
                              since 1988.  Mr.  Saxon has a Bachelor of Business
                              Administration and a Juris Doctorate from the University of Florida.

      BARRETT SUTTON          Mr.  Sutton  has been a  Director  of the  Company
        Age 48                since  February  1998. He has also been a Director
                              of  European  Micro Plc since  March  1998.  Since
                              January 1, 1998,  he has been a partner at the law
                              firm of Tuke Yopp &  Sweeney,  Plc.  Prior to that
                              he was an attorney,  Executive  Vice-President and
                              General  Counsel for General  Capital  Corporation
                              and  Gen  Cap  America,   Inc.   since  1995.   He
                              practiced  law  with  the  firm of  White & Reasor
                              from 1981 to 1994.  Mr.  Sutton has a Bachelor  of
                              Arts  from  Vanderbilt   University  and  a  Juris
                              Doctorate from the University of Virginia.

            CONTINUING CLASS I DIRECTORS--NOMINEES FOR TERMS TO EXPIRE IN 2001

      LAURENCE GILBERT        Mr.  Gilbert  has been a Director  of the  Company
        Age 54                since   January   1998.   He  has  been   Managing
                              Director  of  European  Micro Plc since  1996.  He
                              was Finance  Director to a group (the  "GROUP") of
                              related   companies   called  the  Micro  Computer
                              Center  Group(1)  from 1995 to 1996.  He served as
                              a  management  consultant  from  1994 to 1995  and
                              Managing  Director  of Gilbert  Lawton  Ltd.  from
                              1991  to  1994.   Mr.   Gilbert  is  a   Chartered
                              Accountant.

      BERNADETTE SPOFFORTH    Ms.  Spofforth  has been a Director of the Company
        Age 30                since  January  1998.  She has  been  Director  of
                              Sales of European Micro Plc since 1996 and served as Sales Manager of European Micro Plc from 1991 to 1994. Ms. Spofforth was a Sales Executive with Cavelle Data Systems Ltd. from 1988 to 1991.

            CONTINUING CLASS III DIRECTORS--NOMINEES FOR TERMS TO EXPIRE IN 2000

      JOHN B. GALLAGHER      Mr.  Gallagher  is  co-founder  of the  Company and
        Age 44               European  Micro Plc. He has served as  Co-Chairman,
                             Co-President  and Director of the Company  since it
                             was formed in  December  1997.  Mr.  Gallagher  has
                             also  served  as   Co-Chairman   and   Director  of
                             European  Micro Plc since it was formed in 1991 and
                             as President of American  Surgical  Supply Corp. of
                             Florida  d/b/a  American   Micro  Computer   Center
                             ("AMCC")   since  1989.   He  was  a  Director  and
                             President of  Ameritech  Exports from 1992 to 1997.
                             Mr. Gallagher is a non-practicing attorney with a Bachelor of Arts and a Juris Doctorate from the University of Florida.

      HARRY D. SHIELDS       Mr.  Shields  is  co-founder  of  the  Company  and
        Age 49               European  Micro Plc. He has served as  Co-Chairman,
                             Co-President and Director of the Company since it was formed in December 1997. Mr. Shields has also served as Co-Chairman and Director of European
                             Micro Plc since it was formed in 1991. He has served as President of Technology Express since
                             1986, and was a Director of Ameritech Exports from 1992 to 1997. Mr. Shields has a Bachelor of Arts from DePaul University and a Masters of Science from the University of Tennessee.


--------------------------

(1) The Group was comprised of European Micro Plc, Technology Express, Inc. in Nashville, Tennessee, AMCC and, until August 1, 1997, Ameritech Exports Inc. in Miami, Florida and Ameritech Argentina S.A. in Buenos Aires, Argentina. Harry D. Shields owns all of the outstanding capital stock of Technology Express, Inc. and, until August 1, 1997, had an ownership interest in Ameritech Exports Inc. and Ameritech Argentina S.A. John B. Gallagher had an ownership interest in AMCC until July 1, 1999, at which time it was merged with and into a wholly-owned subsidiary of the Company. See "Certain Transactions and Relationships with the Company." Until August 1, 1997, Mr. Gallagher had an ownership interest in Ameritech Exports, Inc. and Ameritech Argentina S.A.

MEETINGS AND COMMITTEES OF THE BOARD

      During the Company's fiscal year ended June 30, 1999 ("FISCAL 1999"), the Board of Directors met on eight occasions. Only Ms. Spofforth has attended less than 75% of the total number of meetings of the Board. Ms. Spofforth does not serve on any committees. Ms. Spofforth's attendance at the meetings of the Board of Directors was impaired due to maternity leave. None of the other members of the Board attended less than 75% of the total number of meetings of the Board of Directors or of all committees on which such members served. The Board has three standing committees: the Audit, Compensation and Stock Option Committees. The Board does not have a nominating committee.

      The Audit Committee currently consists of Laurence Gilbert, Barrett Sutton and Kyle Saxon. This committee met on three occasions during Fiscal 1999. All meetings were unanimously attended by the members thereof. This committee recommends annually to the Board the appointment of the independent auditors of the Company, discusses and reviews the scope and fees of the annual audit and reviews the results thereof.

      The Compensation Committee currently consists of John B. Gallagher,  Harry
D. Shields, Barrett Sutton and Kyle Saxon. This committee met on two occasions during Fiscal 1999, which meetings were unanimously attended by the members thereof. This committee recommends to the Board the compensation arrangements for the Company's officers.

      The Stock Option Committee currently consists of Barrett Sutton and Kyle Saxon. This committee met on one occasion during Fiscal 1999, which meeting was unanimously attended by the members thereof. This committee recommends to the Board the adoption of any employee benefit plans and administers the 1998 Stock Incentive Plan and the 1998 Employee Stock Purchase Plan and the grant of stock options or other benefits under such plans.

      The Board of Directors formed a special committee on February 2, 1999 to evaluate and determine whether the Company should acquire AMCC and, if so, on what terms. John B. Gallagher, who is a significant shareholder, Co-Chairman and Co-President of the Company, was the President and a Director of AMCC and owned fifty percent of its outstanding capital stock. This committee currently consists of Barrett Sutton and Kyle Saxon. It met on one occasion during Fiscal 1999. Such meeting was unanimously attended by the members thereof. The acquisition of AMCC was consummated on July 1, 1999. The committee will remain in effect to carry out certain obligations in connection with the acquisition of AMCC.

COMPENSATION OF DIRECTORS

      Non-employee directors receive $1,000 for attendance at Board of Directors and Committee meetings whether in person or by telephone and are reimbursed for all out-of-pocket expenses incurred in attending such meetings. In addition, each non-employee director receives options to purchase (i) 10,000 shares of Common Stock of the Company in connection with his or her appointment to the Board and (ii) 5,000 shares of Common Stock of the Company each year thereafter that such non-employee director serves on the Board. The options granted to the Company's initial non-employee directors had an exercise price of $10.00 per share (the price of such shares in the Company's initial public offering). Options granted in subsequent years will be priced no less than 100% of the fair market value on the date of grant. Options granted to non-employee directors will be non-statutory options and will become exercisable after one year of service (unless otherwise determined by the Board or in the event of a change of control of the Company) on the Board and will be exercisable for ten years from the date of grant, except that options exercisable at the time of death may be exercised for twelve months thereafter. Neither the Board nor any committee thereof has any discretion with respect to options granted to non-employee directors.

      In addition to the compensation above, non-employee directors which served on the special committee formed to evaluate and determine whether the Company should acquire AMCC were compensated at a rate of $150 per hour for their services on such committee. See "Meetings and Committees of the Board.

                               EXECUTIVE OFFICERS

      In addition to John B. Gallagher, Harry D. Shields, Laurence Gilbert and Bernadette Spofforth, who are listed above, the following individuals are executive officers of the Company:

            JAY NASH          Mr.  Nash  has  been  Chief   Financial   Officer,
             Age 37           Controller,   Secretary   and   Treasurer  of  the
                              Company  since  January  1998.  He has  served  as
                              Vice President of Technology  Express,  Inc. since
                              1992 and was an  accountant  with  Jacques  Miller
                              from 1986 to 1992 and KPMG Peat  Marwick from 1983
                              to  1986.   Mr.   Nash  is  a   Certified   Public
                              Accountant   with  a   Bachelor   of   Science  in
                              Accounting from the University of Tennessee.

           FRANK CRUZ         Mr. Cruz has been Chief  Operating  Officer of the
             Age 34           Company since  November 1998 and has served in the
                              operations of the Company since October 1997. From
                              1996 to present, Mr. Cruz has been involved in the operations of AMCC and from 1994 to 1996 he was International Sales Manager of AMCC. From 1996 to
                              1997,  Mr. Cruz was General  Manager of  AmeriTech
                              Exports  and  from  1988 to  1994 he was  Regional
                              Sales Manager of Promark Distributors.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

      The following table sets forth compensation information for the three fiscal years ended June 30, 1999 for the Company's Chief Executive Officers, the other executive officers of the Company and two most highly compensated executive officers of European Micro Plc for Fiscal 1999 (the "NAMED EXECUTIVE OFFICERS").


                                                                                             LONG-TERM
                                                         ANNUAL COMPENSATION                COMPENSATION
                                          --------------------------------------------------------------

                                                                             OTHER ANNUAL    SECURITIES         ALL OTHER
                                                                             COMPENSATION    UNDERLYING       COMPENSATION
NAME AND PRINCIPAL POSITION(S) FISCAL YEAR   SALARY($)       BONUS($)            ($)       OPTIONS (#s)(1)       ($)(2)
---------------------------------------------------------------------------------------------------------------------------

John B. Gallagher               1999         $225,000        $100,000            $--               --              $--
  Co-Chairman                   1998         $ 87,500             --              --               --               --
  and Co-President (3)
                                1997              --              --              --               --               --

Harry D. Shields                1999         $225,000        $100,000            $--               --              $--
  Co-Chairman and               1998         $ 87,500             --              --               --               --
  Co-President
                                1997              --              --              --               --               --

Jay Nash                        1999         $ 50,000         $5,000             $--               --              $--
  Chief Financial               1998         $ 16,666             --              --           10,000               --
  Officer,
  Controller, Secretary         1997              --              --              --               --               --
  and
  Treasurer

Frank Cruz                      1999         $ 45,000        $ 10,000        $ 28,030              --              $--
  Chief Operating               1998         $  3,750            --              --           10,000               --
  Officer (4)
                                1997              --              --              --               --               --

Laurence Gilbert                1999         $ 98,154        $178,136            $--               --          $ 20,450
  Managing Director(5)          1998         $100,293        $561,358             --           25,000          $ 16,351
                                1997         $ 64,364        $ 90,152             --               --          $ 11,160

Bernadette Spofforth            1999         $ 49,077        $322,987            $--               --          $ 23,329
  Director of Sales(6)          1998         $ 59,716        $832,017             --           50,000          $ 18,475
                                1997         $ 48,328        $248,902             --               --          $ 13,979

-----------------------

(1) Options granted pursuant to the Incentive Plan to purchase shares of Common Stock.

(2) This consists primarily of employee benefits, including the use of a company owned car, pension plan and medical insurance.

(3) Excludes compensation paid by AMCC. AMCC was acquired by the Company on July 1, 1999. See "Certain Transactions and Relationships with the Company."

(4) Excludes compensation paid by AMCC. AMCC was acquired by the Company on July 1, 1999. See "Certain Transactions and Relationships with the Company."

(5) Mr. Gilbert is the Managing Director of European Micro Plc.

(6) Ms. Spofforth is the Director of Sales of European Micro Plc.



OPTION GRANTS IN LAST FISCAL YEAR

      None of the Named Executive Officers were granted stock options in Fiscal 1999. No options were exercised by the Named Executive Officers in Fiscal 1999.

EMPLOYMENT AGREEMENTS

EMPLOYMENT AGREEMENTS WITH THE CHIEF EXECUTIVE OFFICERS.

      The Company has entered into five-year employment agreements with each of Messrs. Gallagher and Shields. Pursuant to the agreements, each executive is employed as Co-Chairman and Co-President of the Company. These agreements were effective as of January 1, 1998, and each provided for annual base salaries of $175,000, plus annual cost of living adjustments and other increases to be determined at any time or from time to time by the Board of Directors or any committee thereof. On January 31, 1999, the annual base salaries for each of Messrs. Gallagher and Shields were increased to $275,000. In addition, each executive is entitled to annual incentive bonus compensation in an amount to be determined by the Board of Directors or a committee thereof.

      Each agreement further provides that each of Messrs. Gallagher and Shields will devote a significant amount of his working time and efforts to the business and affairs of the Company (which means no less than 50% of his working time); provided, however, that each of Messrs. Gallagher and Shields may devote a reasonable amount of time and effort to other business affairs, including, in the case of Mr. Gallagher, AMCC, and, in the case of Mr. Shields, Technology Express, and in each case other activities disclosed to the Board of Directors.

      The agreements also provide that upon termination of employment without "cause" or termination by the executive for "good reason" (which includes a change of control of the Company), the executive is entitled to receive, in addition to all accrued or earned but unpaid salary, bonus or benefits, an amount equal to three times the compensation such executive would be entitled to receive in the then current fiscal year, including base salary and incentive bonus compensation. For the purposes of the employment agreement, the amount of incentive bonus compensation such executive would be entitled to receive in the then current fiscal year is equal to the largest amount accrued for any of the two most recently completed fiscal years. In addition, the Company will pay certain relocation expenses incurred by the executive with respect to a change of principal residence and will indemnify the executive for any loss sustained in the sale of his principal residence. The agreements also provide that the executive will not compete with the Company during his employment (except for activities related to AMCC and Technology Express and such other activities disclosed to the Board of Directors) and for two years thereafter unless the Company terminates the executive without "cause" or the executive terminates his employment for "good reason."

      In addition, the agreements grant each of Messrs. Gallagher and Shields demand and piggy-back registration rights with respect to the shares of Common Stock held by each. Each executive may individually require the Company to file a registration statement with respect to these shares on an annual basis. Moreover, each executive may include these shares in certain other offerings by the Company.

      On July 1, 1999, Mr. Gallagher entered into a two-year employment agreement with American Micro Computer Center, Inc., a wholly-owned subsidiary of the Company ("AMERICAN MICRO"). American Micro was formed to acquire AMCC, an entity in which Mr. Gallagher served as President, a Director and a fifty-percent shareholder. Pursuant to this agreement, Mr. Gallagher is employed as President of American Micro. This agreement provides for an annual base salary of $104,000. Except with respect to his duties to the Company, Mr. Gallagher must devote substantially all of his business time to the business affairs of American Micro.

EMPLOYMENT AGREEMENTS WITH OTHER NAMED EXECUTIVE OFFICERS.

      European Micro Plc has entered into an employment agreement with Ms. Bernadette Spofforth. Pursuant to the agreement, Ms. Spofforth is employed as Sales Director of European Micro Plc. Ms. Spofforth's agreement was effective April 30, 1996, will continue until terminated by either party delivering not less than six months' written notice to the other party and provides for an annual base salary of (pound)30,000 (approximately $48,000 assuming an exchange rate of $1.60 to (pound)1.00) plus a bonus based on the level of net profit earned by European Micro Plc. Ms. Spofforth is also entitled to the use of a vehicle owned by European Micro Plc under the terms of her employment agreement.

      European Micro Plc has entered into an employment agreement with Mr. Lawrence Gilbert. Pursuant to the agreement, Mr. Gilbert is employed as Managing Director of European Micro Plc. Mr. Gilbert's agreement was effective January 1, 1998, will continue until terminated by either party delivering not less than six months' written notice to the other party and provides for an annual base salary of (pound)60,000 (approximately $96,000 assuming an exchange rate of $1.60 to (pound)1.00) plus a bonus based on the level of net profit earned by European Micro Plc. The minimum bonus is (pound)30,000 (approximately $48,000 assuming an exchange rate of $1.60 to (pound)1.00). Mr. Gilbert is also entitled to the use of a vehicle owned by European Micro Plc under the terms of his employment agreement.

      European Micro Plc is currently negotiating the terms of new employment agreements with Mr. Gilbert and Ms. Spofforth. The terms of these agreements have not been finalized. Once finalized, the Company will report the terms of these employment agreements in its subsequent periodic filing with the Commission.

      Neither Jay Nash nor Frank Cruz have entered into employment agreements with the Company. Messrs. Nash and Cruz are employed by the Company on a part-time basis. Mr. Nash is also employed by Technology Express, Inc., an entity in which Mr. Shields is the President and sole shareholder. Mr. Cruz is also employed by American Micro, a wholly-owned subsidiary of the Company formed to acquire AMCC, and, prior to that, he was employed by AMCC, an entity in which Mr. Gallagher was the President and a fifty percent shareholder until it was acquired by the Company on July 1, 1999.

REPORT OF COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

      INTRODUCTORY STATEMENT. The Board of Directors of the Company approved all of the compensation arrangements with the officers of the Company prior to the consummation of the Company's initial public offering on June 12, 1998. With the exception of Jay Nash and Frank Cruz, each of the Company's officers has entered into long-term employment agreements with the Company or a subsidiary of the Company as described in the section entitled "Employment Agreements." The compensation arrangements with the officers of European Micro Plc were approved by the Board of Directors of European Micro Plc, which at that time consisted solely of Messrs. Gallagher and Shields. Future decisions regarding the compensation of officers of the Company will be made by the Compensation
Committee. Such decisions will be made pursuant to the following compensation policy.

      COMPENSATION POLICY. The Compensation Committee of the Board of Directors is responsible for making recommendations to the Board of Directors concerning the compensation arrangements for the Company's officers, including salaries and benefits. The Company's compensation policy is designed to establish an appropriate relationship between executive pay and the Company's annual performance, its long-term growth objectives and its ability to attract and retain qualified officers. The Compensation Committee will attempt to achieve these goals by integrating competitive annual base salaries with bonuses based on corporate performance and on the achievement of internal strategic objectives. In addition, this policy is coordinated with stock options awards through the Company's 1998 Stock Incentive Plan which is administered by the Company's Stock Option Committee. The Compensation Committee believes that cash compensation in the form of salary and bonuses provides the Company's officers with short-term rewards for success in operations. Long-term compensation comes in the form of stock options awards and other stock incentives which encourages growth in management stock ownership. Awards of stock options and other stock incentives are administered by the Stock Option Committee.

      BASE SALARY. Base salaries and adjustments of base salaries for officers will be determined based on the Compensation Committee's assessment of each individual's experience level, the scope and complexity of the position held and the Company's knowledge of salaries being paid for similar positions in the marketplace. The base salaries of the officers of European Micro Plc were determined by Messrs. Gallagher and Shields prior to the consummation of the Company's initial public offering.

      BONUS COMPENSATION. In 1999, European Micro Holdings, Inc. paid discretionary bonuses of $100,000 to each of Mr. Gallagher and Mr. Shields. Messrs. Nash and Cruz received discretionary bonuses of $5,000 and $10,000, respectively. No other discretionary bonuses were paid. The officers of European Micro Plc received bonus awards pursuant to employment agreements based on achieving certain operating goals. See "Executive Compensation - Summary Compensation Table." The formulas for these bonuses and operating goals were determined by Messrs. Gallagher and Shields prior to the consummation of the Company's initial public offering. The Compensation Committee may grant bonus compensation to the officers of the Company based on the performance and contribution of such individual to the Company's operations.

      COMPENSATION OF CHIEF EXECUTIVE OFFICERS. In 1998, the Board of Directors of the Company approved five-year employment agreements for Messrs. Gallagher and Shields. The compensation arrangements were determined based on their performance and contributions, their experience and the compensation arrangements of officers in similar positions in the marketplace. Effective January 1, 1999, the base salaries of Messrs. Gallagher and Shields increased to $275,000 each. In addition, Messrs. Gallagher and Shields were paid bonuses of $100,000 each. These increases to base salaries and bonuses were determined based on Messrs. Gallagher and Shields contributions in 1998. Mr. Gallagher also entered into a two-year employment agreement with American Micro, a wholly-owned subsidiary of the Company. This compensation arrangement was approved by the entire Board of Directors in connection with the acquisition of AMCC. See "Certain Transactions and Relationships with the Company." Messrs. Gallagher and Shields will be entitled to additional adjustments to their base salaries and bonus awards at the discretion of the Board of Directors.

                         COMPENSATION COMMITTEE

                         John B. Gallagher
                         Kyle R. Saxon
                         Harry D. Shields
                         Barrett Sutton

REPORT OF STOCK OPTION COMMITTEE ON EXECUTIVE COMPENSATION

      STOCK OPTION POLICY. The Stock Option Committee of the Board of Directors is responsible for making recommendations to the Board of Directors concerning the adoption of any employee benefit plans and the administration of the 1998 Stock Incentive Plan and the 1998 Employee Stock Purchase Plan. In addition, the Stock Option Committee is responsible for making recommendations regarding awards of stock options or other benefits under these plans. The Company's stock option policy is designed to provide long-term incentives by encouraging growth in management stock ownership. The Stock Option Committee believes that the award of stock options provides an incentive to the recipients to enhance shareholder value which in turn benefits the stockholders. Stock options and other equity based awards are granted under the 1998 Stock Incentive Plan by the non-employee members of the Company's Board of Directors. Key employees, non-employee directors and consultants of the Company and its subsidiaries are eligible to participate in the 1998 Stock Incentive Plan. No member of the Stock Option Committee is a former or current officer or employee of the Company or any of its subsidiaries.

      STOCK OPTION AWARDS. In 1999, the Stock Option Committee awarded stock options at the fair market value of the shares of common stock of the Company on the date of the grant. In determining the number of stock options awarded in 1999, the Stock Option Committee took into account each recipient's performance and contribution to the Company's operations.

      STOCK OPTION AWARDS TO CHIEF EXECUTIVE OFFICERS. In 1999, the Stock Option Committee did not award any stock options to Messrs. Gallagher and Shields. Future awards of stock options will be determined based on their performance and contributions to the Company's operations, their experience and the compensation arrangements of officers in similar positions in the marketplace. Messrs. Gallagher and Shields will be entitled to stock option awards at the discretion of the Stock Option Committee.

                         STOCK OPTION COMMITTEE

                         Kyle R. Saxon
                         Barrett Sutton

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

      During Fiscal 1999, the Company's Compensation Committee was comprised of John B. Gallagher, Harry D. Shields, Barrett Sutton and Kyle R. Saxon. Each of Messrs. Gallagher and Shields is a Co-Chairman, Co-President and Director of the Company and Co-Chairman of each of the subsidiaries except American Micro in which Mr. Gallagher is the sole director and officer. In addition, Messrs. Gallagher and Shields entered into certain transactions with the Company. All of these transactions are described in the Section entitled "Certain Transactions and Relationships with the Company." The Compensation Committee is responsible for making recommendations to the Board of Directors regarding compensation arrangements for the Company's officers. In addition to the Compensation Committee, the Board of Directors has also formed a Stock Option Committee which is responsible for making recommendations to the Board of Directors regarding the adoption of any employee benefit plans and administering the 1998 Stock Incentive Plan and the 1998 Employee Stock Purchase Plan and the grant of stock options or other benefits under such plans. During Fiscal 1999, the Company's Stock Option Committee was comprised of Barrett Sutton and Kyle R. Saxon.

COMPARATIVE STOCK PERFORMANCE

      The following graph compares the performance of the Company's Common Stock against the Nasdaq Stock Market (U.S.) Index and a peer group for the period commencing with the consummation of the Company's initial public offering on June 12, 1998 and ending June 30, 1999. The peer group consists of CHS Electronics, Inc., Ingram Micro, Inc., Tech Data Corporation and Liuski International Inc.

      The graph assumes that $100 was invested on June 12, 1998, and that dividends were reinvested.

                      COMPARISON OF CUMULATIVE TOTAL RETURN
    AMONG EUROPEAN MICRO HOLDINGS, INC., THE NASDAQ STOCK MARKET (U.S.) INDEX
                                AND A PEER GROUP

                                            06/12/98    06/30/98    06/30/99

       European Micro Holdings, Inc.             100         103          88

       Peer Group*                               100         112          69

       Nasdaq Stock Market (U.S.) Index          100         109         156


---------------------------------
* The Peer Group is comprised of CHS Electronics, Inc., Ingram Micro Inc., Tech Data Corporation and Liuski International Inc.

                CERTAIN TRANSACTIONS AND RELATIONSHIPS WITH THE COMPANY

      On February 2, 1999, the Company's Board of Directors formed an Acquisition Committee consisting solely of independent directors to evaluate and determine whether the Company should acquire AMCC and, if so, on what terms. The members of the committee are Kyle R. Saxon and Barrett Sutton. The committee members were compensated at $150 per hour each for their service on the committee. John B. Gallagher, who is a significant shareholder, Co-Chairman and Co-President of the Company, was the President and a Director of AMCC and owned fifty percent of its outstanding capital stock. Frank Cruz, who is the Chief Operating Officer of the Company, has been an employee of AMCC since 1994. He is currently an employee of American Micro, the newly-formed, wholly-owned subsidiary of the Company formed to acquire AMCC. The remaining fifty percent of AMCC's outstanding capital stock was owned by Mr. Gallagher's father. The committee's charter authorized it to take any action it deemed necessary to properly evaluate and determine whether the Company should acquire AMCC, including hiring independent advisors and ensuring that any such transaction is fair to the Company and its stockholders from a financial point of view. The committee hired independent legal counsel and an independent financial advisor to render a fairness opinion. On July 1, 1999, the Company acquired AMCC.

      The transaction was structured as a merger of AMCC with and into American Micro, a newly-formed, wholly-owned subsidiary of the Company. Upon consummation of the merger, this subsidiary's name was changed to American Micro Computer Center, Inc. According to the merger agreement, the purchase price for AMCC was equal to $940,550, plus an earn-out amount payable in cash or shares of the Company's Common Stock (at the Company's discretion) equal to two times the after-tax earnings of American Micro in calendar year 1999 and two times the after-tax earnings of American Micro in calendar year 2000. In addition, the Company assumed all outstanding indebtedness of AMCC, including a shareholder loan in the approximate amount of $289,000. This loan is owed to the father of John B. Gallagher. If the Company elects to pay any portion of the purchase price in shares of the Company's Common Stock, then AMCC's shareholders have fifteen days to make arrangements to sell such shares over the next forty trading days. If the sale of such shares results in net proceeds of less than the purchase price, then the Company will pay the difference in cash to AMCC's shareholders. A copy of the merger agreement is attached to the Company's Annual Report on Form 10-K.

      Since its formation in 1991, European Micro Plc has belonged to the Group. Harry D. Shields owns all of the outstanding capital stock of Technology Express and, until August 1997, had an ownership interest in Ameritech Exports and Ameritech Argentina. Until July 1, 1999, John B. Gallagher had an ownership interest in AMCC and, until August 1997, had an ownership interest in Ameritech Exports and Ameritech Argentina. Until July 1, 1999, Frank Cruz was an employee of AMCC. In addition, Jay Nash, who is Chief Financial Officer, Controller, Secretary and Treasurer of the Company, has been an officer of Technology Express since 1992. In order to facilitate fast and efficient international transactions, each member of the Group has acted as a supplier for, and purchaser from, the other members of the Group. Such factors as country supply, currency fluctuation, and manufacturer's geographic pricing strategy lead to a constantly changing model where purchases and sales to other members of the Group depend on the then current economic balance. Inter-Group sales have historically been one percent above the selling Group member's cost. The low mark-up has enabled each Group member to buy product quickly and efficiently in the others' primary territories and to take advantage of quantity purchasing, financing and logistics of the other members of the Group. The Group has made numerous exceptions to the general one-percent mark-up pricing policy in times of short supply, to cover build-up costs and to reward certain Group members for exceptional low-cost purchases. Additionally, the Company has paid certain management and consulting fees to the other members of the Group.
Inter-Group purchases and sales are as follows:

                                ($ IN THOUSANDS)

                                                   YEAR ENDED JUNE 30,


                                     1995      1996      1997     1998    1999
                                   ---------------------------------------------
SALES TO GROUP MEMBERS
AMCC                                 $323      306         66    9,875   7,356
Technology Express                     22      104        (2)   19,217   7,984
Ameritech Argentina                    --       --         90       --      --
Ameritech Exports                       1       26         --       --      --
                                   =============================================
                                     $346      436        154   29,092  15,340
                                   =============================================

PURCHASES FROM GROUP MEMBERS
AMCC                               $4,082    2,289      1,092      507   1,339
Technology Express                  3,265   14,890     20,717    8,749  15,559
Ameritech Argentina                    --       --         --       --      --
Ameritech Exports                      70    1,116        848       --      --
                                   =============================================
                                   $7,417   18,295     22,657    9,256  16,898
                                   =============================================


      The management and consulting fees paid by the Company to other Group members are as follows:

                                                YEAR ENDED JUNE 30,

                                     1995     1996     1997     1998     1999
                                   ---------------------------------------------

MANAGEMENT FEES
AMCC                                  $56       50       60       45       --
Technology Express                     56       50       60       45       --
                                   =============================================
                                     $112      100      120       90       --
                                   =============================================

CONSULTANCY FEES
Technology Express                    $32       37       16       14       --
                                   =============================================
                                      $32       37       16       14       --
                                   =============================================


RECHARGED CONSULTANCY FEES
AMCC                                  $--     (14)     (27)       --       --
Technology Express                     --     (14)     (27)       --       --
Ameritech Argentina                    --      (8)     (13)       --       --
Ameritech Exports                      --      (7)     (14)       --       --
                                   =============================================
                                      $--     (43)     (81)       --       --
                                   =============================================
                                   =============================================
                                      144       94       55      104       --
                                   =============================================

      Sales to and from Group members has resulted in the following accounts receivable:

                                            YEAR ENDED JUNE 30,

                                  1995     1996     1997     1998     1999
                               ---------------------------------------------
ACCOUNTS RECEIVABLE*
AMCC                               $97      259      240       54      974
Technology Express                  --       15       --      844      154
Ameritech Argentina                 --      274      329       --       --
Ameritech Exports                   --      160       --       --       --
                               =============================================
                                   $97      708      569      898    1,128
                               =============================================

-------------------------
* The largest aggregate amount of indebtedness owed from Technology Express and AMCC, respectively, to the Company between July 1, 1998 and June 30, 1999 was $1.7 million and $1.7 million. These amounts represent receivables incurred in the ordinary course of business for sales of product by the Company to the related parties.


      Accounts payable to Group members are as follows:

                                            YEAR ENDED JUNE 30,

                                  1995     1996     1997     1998     1999
                               ---------------------------------------------
ACCOUNTS PAYABLE*
AMCC                               $34       90       --       12        3
Technology Express                 242      535      188      226      630
Ameritech Argentina                 --      281       --       --       --
Ameritech Exports                    2      238       --       --       --
                               =============================================
                                  $278    1,144      188      238      633
                               =============================================

-------------------------
* The largest aggregate amount of indebtedness owed by the Company to Technology Express and AMCC, respectively, between July 1, 1998 and June 30, 1999 was $2.7 million and $0.3 million. These amounts represent payables incurred in the ordinary course of business of business for sales of product by the related parties to the Company.

      The entities listed above are related to the Company or its officers, directors and principal stockholders in the following manner:

AMCC

      AMCC is a distributor of computer hardware based in Miami,  Florida.  John
B. Gallagher who is Co-Chairman, Co-President, Director and a stockholder (owning approximately 38.5% of the outstanding shares of Common Stock of the Company) of the Company, is the President and sole Director of AMCC and, until July 1, 1999, owned fifty percent of AMCC's outstanding capital stock. On July 1, 1999, the Company acquired AMCC.

TECHNOLOGY EXPRESS

      Until 1996, Technology Express was a full service authorized reseller of computers and related products based in Nashville, Tennessee, selling primarily to end-users. Technology Express was sold to Inacom Computers in 1996. Concurrently with the sale, Mr. Shields founded a new computer company by the same name. This new company is a distributor of computer products, focusing primarily on governmental and international sales. It does not sell to end-users. Harry D. Shields, who is the Co-Chairman, Co-President, director and a stockholder (owning approximately 32.5% of the outstanding shares of Common Stock of the Company) of the Company, is President of Technology Express, and owns all of the outstanding capital stock of that company.

AMERITECH ARGENTINA

      Ameritech Argentina was an authorized distributor of Compaq, Hewlett Packard, IBM and ACER computers and accessories in Argentina. Each of Messrs. Gallagher and Shields owned 50% of the outstanding shares of that company's common stock until its sale in August 1997.

AMERITECH EXPORTS

      Ameritech Exports was an authorized distributor of Compaq computers and accessories into the Caribbean and certain parts of Central and South America. Messrs. Gallagher and Shields owned 25% and 50%, respectively, of the outstanding shares of common stock of that company until its sale in August 1997.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

SECURITY OWNERSHIP OF HOLDERS OF MORE THAN FIVE PERCENT BENEFICIAL OWNERSHIP

      The following table sets forth the beneficial ownership of the Company's Common Stock as of October 22, 1999 by each person or group known by the Company to beneficially own more than five percent of outstanding Common Stock, stockholders who have an agreement to vote shares together, each director, nominee for director and the Named Executive Officers, and by all directors and executive officers as a group. Unless otherwise indicated, the holders of all shares shown in the table have sole voting and investment power with respect to such shares. As of October 22, 1999, there were 4,933,900 outstanding shares of Common Stock.

                                                     SHARES
                                                  BENEFICIALLY    PERCENT OF
          NAME AND ADDRESS                           OWNED          CLASS
------------------------------------------------  -------------  -------------

          John B. Gallagher(1)                     1,900,000          38.5%

          Harry D. Shields(2)                      1,602,696          32.5%

          Stuart S. Southard and Robert H.
          True, Trustees of the 1997 Henry
          Daniel Shields Irrevocable                 394,304           8.0%
          Educational Trust(3)

          Thomas H. Minkoff, Trustee of the
          Gallagher Family Trust(4)                   97,000           2.0%

          Jay Nash(5)                                     --             --

          Frank Cruz (6)                                  --             --

          Laurence Gilbert(7)                             --             --

          Bernadette Spofforth(8)                         --             --

          Barrett Sutton(9)                           10,000              *

          Kyle Saxon(10)                              11,000              *

          All officers and directors as a group    3,523,696          71.4%


-----------------------

*   Indicates that the ownership percent is less than one percent (1%).

(1) Business address is 6073 N.W. 167th Street, Unit C-25, Miami, Florida 33015. Mr. Gallagher is Co-Chairman, Co-President and Director of the Company.

(2) Business address is 808 Third Avenue South, Nashville, Tennessee 37210. Mr. Shields is Co-Chairman, Co-President and Director of the Company.

(3) Business address for Mr. Southard is 614 Fourth Avenue, Nashville, Tennessee 37210. Business address for Mr. True is First American Center, No. 2070, 315 Deaderick Street, Nashville, Tennessee 37278.

(4) Business address is 1635D Royal Palm Drive South, Gulfport, Florida 33707.

(5) Mr. Nash is the Chief Financial Officer, Controller, Secretary and Treasurer of the Company. His business address is 808 Third Avenue South, Nashville, Tennessee 37210. He has been granted options to purchase 10,000 shares of Common Stock of the Company. These options are excluded from the table because they are not exercisable within 60 days of the date hereof.

(6) Mr. Cruz is the Chief Operating Officer of the Company. His business address is 6073 N.W. 167th Street, Unit C-25, Miami, Florida 33015. He has been granted options to purchase 10,000 shares of Common Stock of the Company. These options are excluded from the table because they are not exercisable within 60 days of the date hereof.

(7) Mr. Gilbert is a Director of the Company and the Managing Director of European Micro Plc. His business address is 20-24 Church Street, Altrincham, Manchester, England WA144DW. He has been granted options to purchase 25,000 shares of Common Stock of the Company. These options are excluded from the table because they are not exercisable within 60 days of the date hereof.

(8) Ms. Spofforth is a Director of the Company and the Director of Sales for European Micro Plc. Her business address is 20-24 Church Street, Altrincham, Manchester, England WA144DW. She has been granted options to purchase 50,000 shares of Common Stock of the Company. These options are excluded from the table because they are not exercisable within 60 days of the date hereof.

(9) Mr. Sutton is a Director of the Company. His business address is NationsBank Plaza, Suite 1100, 414 Union Street, Nashville, Tennessee 37219. In 1998, Mr. Sutton was granted options to purchase 10,000 shares of Common Stock of the Company. These options are included in the table because they are exercisable within 60 days of the date hereof. In 1999, Mr. Sutton was granted options to purchase 5,000 additional shares of Common Stock. These options are excluded form the table because they are not exercisable within 60 days of the date hereof. See "Option Grants in Last Fiscal Year" for additional information regarding these options.

(10)Mr. Saxon is a Director of the Company.  His business address is 1700 Alfred
    I. DuPont Building, 169 East Flagler Street, Miami, Florida 33131-1298. In 1998, Mr. Saxon was granted options to purchase 10,000 shares of Common Stock of the Company. These options are included in the table because they are exercisable within 60 days of the date hereof. In 1999, Mr. Saxon was granted options to purchase 5,000 additional shares of Common Stock. These options are excluded from the table because they are not exercisable within 60 days of the date hereof. See "Option Grants in Last Fiscal Year" for additional information regarding these options.


CHANGES IN CONTROL

      On August 2, 1999, the Company entered into a commitment letter with SouthTrust Bank to provide European Micro Holdings, Inc. with a $1.5 million term loan to fund its working capital needs and two $1.5 million revolving lines of credit to fund the working capital needs of Nor'Easter and American Micro. As partial security for these loans, Messrs. Gallagher and Shields will pledge to SouthTrust Bank a portion of their shares of common stock of European Micro Holdings, Inc. In the event that the Company defaults on one or more of these loans, SouthTrust Bank may foreclose on all or a portion of the pledged securities. Such an event may cause a change of control in the Company because Messrs. Gallagher and Shields together own approximately 71% of the Company's outstanding shares of common stock.

STOCKHOLDERS AGREEMENT

      Pursuant to a stockholders agreement, each of Messrs. Gallagher and Shields agreed to vote his shares in concert on all matters submitted to a vote of stockholders of the Company, including the election of all directors. In the event that either Messrs. Gallagher or Shields cannot agree to vote his shares in concert with the other, neither shall vote his shares. It is expected that Messrs. Gallagher and Shields will vote their shares for the election of each of the Class II nominees.

      The stockholders agreement also provides that each of Thomas H. Minkoff, Trustee of the Gallagher Family Trust, and Stuart S. Southard and Robert H. True, Trustees of the 1997 Henry Daniel Shields Irrevocable Educational Trust, will vote the shares subject to such trusts in concert on all matters submitted to a vote of the stockholders of the Company, including the election of all directors. If the parties cannot agree to vote his shares in concert with the other, neither may vote his shares. It is expected that Thomas H. Minkoff, Trustee of the Gallagher Family Trust and Stuart S. Southard and Robert H. True, Trustees of the 1997 Henry Daniel Shields Irrevocable Educational Trust, will vote the shares subject to such trusts for the election of each of the Class II nominees.

                             INDEPENDENT ACCOUNTANTS

      The firm of KPMG served as the Company's independent accountants for Fiscal 1999. Representatives of this firm will be available by telephone to respond to questions at the 1999 Annual Meeting of the Stockholders. It is anticipated that the Audit Committee of the Company will recommend that KPMG be selected to serve as the Company's independent accountants for 2000.

             SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Under the securities laws of the United States, the Company's directors, its executive officers and any persons beneficially holding more than ten percent of the Company's Common Stock are required to report their ownership of the Company's Common Stock and any changes in that ownership to the United States Securities and Exchange Commission (the "COMMISSION") and the Nasdaq National Market. Specific due dates for these reports have been established and the Company is required to report in this proxy statement any failure to file by these dates. To the Company's knowledge, all reports required to be filed have been filed by these dates except for the reports required to be filed by Messrs. Saxon, Sutton and Cruz. Messrs. Sutton and Saxon are non-employee directors of the Company. Pursuant to the Company's 1998 Stock Incentive Plan, non-employee directors are automatically granted options on each anniversary of their election to the Board. The anniversary dates are January 13, 1999 for Mr. Saxon and February 13, 1999 for Mr. Sutton. These option awards were evidenced by an option agreement dated as of September 7, 1999. The filings required pursuant to
Section 16(a) were filed with the Commission on September 8, 1999. Mr. Cruz became an officer of the Company on November 16, 1998. The filing required pursuant to Section 16(a) was filed with the Commission on December 30, 1998. In making these statements, the Company has relied on copies of the reports that its officers and directors have filed with the Commission.

                  STOCKHOLDER PROPOSALS FOR 2000 ANNUAL MEETING

      Rule 14a-8 of the Exchange Act contains the procedures for including certain stockholder proposals in the Company's proxy statement and related materials. The deadline for submitting a stockholder proposal pursuant to Rule 14a-8 for the 2000 Annual Meeting of Stockholders (the "2000 ANNUAL MEETING") of the Company is July 2, 2000. With respect to any stockholder proposal outside the procedures provided in Rule 14a-8 and received by the Company between May 3, 2000 and July 2, 2000, the Company may be required to include certain limited information concerning such proposal in the Company's proxy statement so that proxies solicited for the 2000 Annual Meeting may confer discretionary authority to vote on any such matter. Any stockholder proposals should be addressed to the Secretary of the Company, 6073 N.W. 167th Street, Unit C-25, Miami, Florida 33015.

                                  OTHER MATTERS

      The Board of Directors does not know of any matter other than those described in this proxy statement that will be presented for action at the 1999 Annual Meeting of Stockholders. If other matters properly come before the meeting, the persons named as proxies intend to vote the shares they represent in accordance with their judgment.


                                           By Order of the Board of Directors


                                           /S/ John B. Gallagher
                                           ---------------------
                                           John B. Gallagher
                                           Co-Chairman and Co-President

Miami, Florida
October 29, 1999